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                                                                    EXHIBIT 4-s




January 30, 1996


DDL Electronics, Inc.
2151 Anchor Court
Newbury Park, CA  91320
Attn:    Gregory Horton
         Chief Executive Officer

Gentlemen:

This letter will amend and supersede in its entirety the engagement letter between us dated September 18, 1995.

1. Appointment. Effective as of September 18, 1995, Rickel & Associates, Inc. ("Rickel") is hereby engaged to act as a financial advisor to DDL Electronics, Inc. (the "Company") on an exclusive basis, subject to the terms and conditions set forth below in this letter agreement ("Agreement"), in connection with (i) the private placement of an aggregate of $5 million principal amount of notes (the "Notes") on substantially the terms set forth in Exhibit A hereto (the "Note Placement") and (ii) the placement pursuant to Regulation S by Intercontinental Holding Company, Ltd. ("Intercontinental") of an aggregate of $3 million principal amount of convertible subordinated debentures ("Debentures") on substantially the terms set forth on Exhibit B hereto (the "Debenture Placement"). Rickel was also responsible for helping to arrange a financing from a commercial bank, a portion of the proceeds from which will be additional working capital to the Company; the proceeds of that financing, net of a portion which will be used to pay down another facility, bring the total of the above transactions to $10 million (collectively, the "Transactions"). Rickel hereby accepts such engagement and in connection therewith agrees:

         a) To conduct a limited due diligence review of the Company's operations and assist with the preparation of information materials (the "Information Materials") which will be distributed by Rickel to potential financing sources. Rickel will not distribute any such material without prior approval thereof prior to any such delivery. Such Information Materials would include, but may not be limited to the following:

                  i) an Information/Private Placement Memorandum (the "Memorandum").

                  ii)     any supplementary information and/or
                          presentation which we mutually determine are needed to assist you in the marketing of the Transactions to any potential investors.

         b)       To act as your exclusive agent with respect to
                  contacting potential investors or distributors.
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         c)       To negotiate with potential investors on your behalf,
                  if requested by you.

         d) That, (i) in the event that less than an aggregate of $3 million principal amount of Debentures are sold in the Debenture Placement, the amount of Notes to be sold in the Note Placement will be increased accordingly so that the total gross proceeds to the Company of the Note Placement and Debenture Placement will equal $8 million and (ii) Rickel shall purchase any Notes not purchased by other investors on the same terms offered to investors in the Note Placement.

3. Representations, Warranties and Covenants. At our request, you will furnish or cause to be furnished to us such current and historical financial information and other information regarding the Company as may be necessary for the proper performance of our services hereunder to the extent such information is in the possession of the Company or can be acquired without unreasonable expense or effort. The Company warrants the accuracy and completeness of any such information at the time it is so furnished and confirms its understanding that we shall not be obligated to provide independent verification of any such information. Rickel's obligation under paragraph 1(d) will be subject to the Company being in compliance with the representations and warranties in the Securities Purchase Agreement. You will also undertake to use your reasonable efforts to advise us of all developments materially affecting the Company. The Company will use its best efforts to cause Joel Gold to be elected to the Company's Board of Directors.

4. Term of Appointment. You agree to retain us as your financial advisor with respect to the foregoing for a period of six months from September 18, 1995.

5.       Compensation.

         a)      Success Fees.

                 i) The Company shall pay to Rickel a success fee in cash, subject to subparagraph 4(c) hereof, equal to 4% of the amount financed in the Note Placement and the Debenture Placement.

                 ii) Upon consummation of the Note Placement and Debenture Placement, assuming the sale of $5 million principal amount of Notes and $3 million principal amount of Debentures, the Company (A) shall issue to Rickel (or its designee(s)), to the extent not theretofore issued to Rickel (or its designee(s)), 1.5 million shares of the Company's common stock (including shares heretofore issued), one million of which (the "R&A Collateral Shares") shall be placed into escrow as collateral for the Notes and shall be released from escrow in accordance with subparagraph 4(a)(iii) below, and (B) shall reserve for issuance to Rickel an additional 900,000 shares of the Company's common stock (the "Reserved Shares"), which Reserved Shares shall be issued in accordance with, and to the extent provided in subparagraph 4(a)(iv) below. (All of the shares of the Company's
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                          common stock to be issued or reserved for issuance to
                          Rickel or its designee(s) pursuant to (A) or (B) above are hereinafter referred to as the "Shares"). The Company shall also issue to Rickel (or its designee(s)) a warrant (the "Warrant") to purchase
                          1.5 million shares of common stock of the Company
                          (the "Warrant Shares") at $2.50 per share (subject to anti-dilution adjustment in the case of stock splits, stock dividends or similar occurrences). The Warrant shall have a five-year term, be exercisable immediately, and contain other customary provisions. The Warrants and Warrant Shares will be fully paid and non-assessable, and will be subject to no liens or transfer restrictions other than any restrictions which may arise under federal and state securities laws. The Shares, Warrants and Warrant Shares will be subject to the benefit of a registration rights agreement, providing for, among other things, demand and piggyback registration rights on customary terms and conditions. The registration rights agreement shall not expire until the Shares and Warrants Shares would be freely tradable under Rule 144(k) (or any successor rule) under the Securities Act of 1933.

                 iii) The Notes shall be secured by Collateral Security Warrants issued by the Company representing the right to acquire one million shares of the Company's common stock and by the R&A Collateral Shares. The Collateral Security Warrants, and the shares of common stock issuable upon exercise thereof ("Collateral Security Warrant Shares"), shall represent the primary security for payment of the Notes. If, upon call of the Notes prior to maturity or payment of the Notes upon maturity, the proceeds from the sale of the Collateral Security Warrant Shares ("CSWS Proceeds")are insufficient to pay all amounts due and owing on the Notes (the "Payment Amount"), the Company may sell, on the same terms and conditions as the Collateral Security Warrant Shares, such number of R&A Collateral Shares as shall result in receipt by the Company of the difference between the Payment Amount and the CSWS Proceeds; provided, however, that the maximum number of R&A Collateral Shares that may be sold in the event that the Notes are called prior to maturity shall be 666,667 shares.

                 iv) When all of the Debentures have either been converted into common stock or retired upon their redemption or maturity, the Company shall calculate the aggregate number of shares of its common stock that were issued upon conversion of the Debentures. To the extent that the total number of shares so issued is less
                          than 1.5 million, the Company shall issue to Rickel such number of shares of its common stock as equals the difference between 1.5 million shares and the aggregate number of shares issued upon conversion of the Debentures; provided, however, that in no event shall the number of Shares so issued to Rickel exceed the full 900,000 Reserved Shares.
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                 v)       The provisions of subparagraphs 4(a)(ii) through (iv)
                          above assume that (i) the Transactions will involve the issuance of $5 million aggregate principal amount of Notes and $3 million aggregate principal amount of Debentures and (ii) no stock splits, stock dividends or similar events will occur. The amounts set forth in such subparagraphs shall be proportionately adjusted in the event that Notes and Debentures are issued in different proportions, and appropriate anti-dilution adjustments to such amounts shall be made in the event of a stock split, stock dividend or similar occurrence.

                 vi) The Company shall not be responsible for payment of the fees and expenses of Intercontinental relating to the Debenture Placement, which fees and expenses shall be the obligation of Rickel pursuant to its separate agreement with Intercontinental.

         b) Trailer Fees. Should any Notes or other securities be placed with any investors with which or whom we have held discussions during the term of our engagement and such placement is completed or committed within the six month period following the expiration or termination of this Agreement, the Company shall pay a fee in cash to Rickel equal to 4% of the principal amount of any such Notes or the proceeds from the sale of such other securities.

         c) Payment. The cash fees payable to Rickel pursuant to subparagraph 4(a)(i) above shall be paid, in whole or in part, by the Company paying on Rickel's behalf, or reimbursing Rickel for, fees and expenses incurred by Rickel in connection with the Transactions, current estimates of which fees and expenses are set forth on Exhibit C annexed hereto, upon presentation of appropriate invoices or requests for payment or reimbursement by Rickel. The Company shall have no obligation to pay, or reimburse Rickel for, fees and expenses exceeding the cash fees payable in the aggregate. To the extent that the aggregate fees and expenses incurred by Rickel and paid or reimbursed by the Company are less than the cash fees payable, the Company may retain the amount representing the difference and apply such amount to (i) reasonable and necessary legal expenses incurred by the Company in connection with the revision of the Transactions to include the issuance of the Debentures and (ii) any prepayment penalty incurred by the Company in respect of the Debentures in the event that the Debentures are called for redemption prior to six months following the date of their issuance. Any amount retained by the Company and not so applied shall be paid to Rickel in cash promptly upon the expiration of six months following the closing of the Note Placement and Debenture Placement.

6. Indemnification. It is hereby understood and agreed that the Company will indemnify Rickel and its affiliates and its and their respective directors, officers, employees, agents and controlling persons (Rickel and each such person being and "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject
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         under any applicable federal or state law or otherwise, resulting from a claim related to or arising out of the Transactions other than the Debenture Placement or the performance by Rickel of the services contemplated by this Agreement. The Company will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding therefrom. The Company will not be liable under the foregoing indemnification provision to the extent any loss, claim, damage or liability is found in a final judgment by a court to have resulted from Rickel's bad faith, willful misconduct or gross negligence or a breach of this Agreement by Rickel. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company related to or arising out of the engagement of Rickel pursuant to, or the performance by Rickel of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in final judgment by a court to have resulted from Rickel's bad faith, willful misconduct or gross negligence. If any action or proceeding shall be brought or asserted against an Indemnified Party in respect of which indemnity shall be sought from the Company, the Indemnified Party shall promptly notify the Company in writing, and the Company shall assume the defense thereof including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The
         Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Company has agreed to pay such fees and expenses or (ii) the Company shall have failed promptly to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnified Party in such action or proceeding or
         (iii) the named parties to any such action or proceeding (including any impleaded parties) include the Company and an Indemnified Party and the Company or such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Company (in which case, if the Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnified Party, it being understood, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings arising out of the same general allegations or circumstances be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for the Indemnified Party, which firm shall be designated by the Indemnified Party.

         If the indemnification provided herein is for any reason held unenforceable by an Indemnified Party although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and
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         Rickel, on the other hand, of the Transactions (whether or not the
         Transactions are consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Rickel, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Rickel of the Transactions shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company in the Transactions bears to the fees paid or to be paid to Rickel under this Agreement.

         The Company agrees that, without Rickel's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not Rickel or any other Indemnified Party is an actual or potential party to such claim, action or proceeding) unless such settlement, compromise or consent releases Rickel from all liability or obligation.

         Any advice (written or oral) rendered by Rickel in connection with its engagement pursuant to this Agreement or any similar letter shall be covered by the terms of this Agreement to the extent not otherwise expressly agreed and may not be disclosed publicly without Rickel's written consent except to the extent required by applicable law.

         The foregoing provisions shall survive any termination or completion of our engagement. The parties hereto waive the right to trial by jury in connection with any claim relating to the services contemplate by this Agreement, including any claim concerning our advice.

7. Publicity. The Company agrees that Rickel may place advertisements in financial and other press at Rickel's own expense describing its services thereunder, provided that such advertisements have been approved in writing by the Company, such approval not to be unreasonably withheld.

8. Expiration/Termination. The expiration of this Agreement in accordance with paragraph 3 hereof shall in no way affect the fees paid or payable pursuant to paragraph 4 hereof (except as specifically provided therein), or our rights to indemnification pursuant to paragraph 5 hereof.

9. Counterparts. This Agreement may be signed in counterparts, each of which shall constitute and original and which together shall constitute one and the same Agreement.

10. Due Authorization. This Agreement has been duly authorized by the Company and constitutes valid and binding Agreement of the Company and Rickel enforceable in accordance with its terms.
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11.      Governing Law/Dispute Resolution.  The parties agree that this
         Agreement shall be subject to, enforced and construed in accordance with the internal laws of the State of New York and that any suit, action or proceeding with respect to this Agreement will be brought in the State of New York.

         Neither this Agreement nor any rights or obligations or either party thereunder may be assigned to any other person without the prior written consent of the other party. The provisions hereof shall inure to the benefit of and be binding upon the successors and permitted assigns of our firms.

         If the foregoing correctly sets forth the understanding among us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding Agreement between us.


                                                               Very truly yours,


                                                       RICKEL & ASSOCIATES, INC.

                                           By:
                                              ----------------------------------

                                           Title:
                                                 -------------------------------


AGREED AND ACCEPTED

as of the date above

By:
   ----------------------------------

Title:
      -------------------------------
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                                   Term Sheet

Security:                 10% Note (the "Notes")

Issuer:                   DDL Electronics, Inc. ("DDL")

Proposed Closing Date:    On or before February 15, 1996.

Term:                     16 months

Principal Amount:         $5 million

Principal Payments:       Entire principal amount due upon maturity

Interest:                 Payable quarterly in arrears. Interest for 12 months
                          will put into escrow account at closing to secure
                          DDL's obligations to pay interest.

Call Feature:             The notes will be callable at any time at the option
                          of DDL, at par.

Covenants:                The Notes will contain the following covenants and
                          such other covenants as may be agreed to by Rickel and DDL:

                          (i) DDL will be prohibited from incurring or permitting to exist at any time more than $13,500,000of indebtedness.

                          (ii) The proceeds of any asset sales (other than sales in the ordinary course of business) shall be used to pay down principal on the Notes; provided that up to $13,500,000 of such proceeds may be used to pay down indebtedness permitted under clause (i) above.

Collateral:               As described in Paragraph 4(a)(iii) of the Agreement

Registration Rights:      The shares of DDL common stock issuable upon the
                          conversion of the Note and the shares securing DDL's obligations under the Note will have the benefits of demand and piggyback registration rights.